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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13D/A

                   Under the Securities Exchange Act of 1934
                          (Amendment No. 1 - Final)


                              ANTEC Corporation
                               (Name of Issuer)

                                 Common Stock
                        (Title of class of securities)

                                  03664P105
                                (CUSIP number)

                      Victor D. Gherson, Vice President
                               TSX Corporation
                           4849 N. Mesa, Suite 200
                             El Paso, Texas 79912
                                (915) 533-4600

               (Name, address and telephone number of person
              authorized to receive notices and communications)

                               February 6, 1997
            (Date of event which requires filing of this statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

    Check the following box if a fee is being paid with the statement [ ].

                        (continued on following pages)


















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CUSIP NO.  03664P105



--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
             TSX Corporation (74-2678034)


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 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [ ]
                                                                        (b) [x]

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 3    SEC USE ONLY



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 4    SOURCE OF FUNDS
             Inapplicable

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 5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) or 2(e)     [ ]


--------------------------------------------------------------------------------
 6    CITIZENSHIP OR PLACE OF ORGANIZATION
             Nevada

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 7    SOLE VOTING POWER
             0

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 8    SHARED VOTING POWER
             0
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 9    SOLD DISPOSITIVE POWER
             0

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 10   SHARED DISPOSITIVE POWER
             0

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 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             0

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 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES [ ]


--------------------------------------------------------------------------------
 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%

--------------------------------------------------------------------------------
 14   TYPE OF REPORTING PERSON

             CO

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                                SCHEDULE 13D/A


                          (AMENDMENT NO. 1 - FINAL)

        This Amendment No. 1 amends a Statement on Schedule 13D, dated November 6, 1996, filed by TSX Corporation and is filed to report that TSX Corporation has ceased to be the beneficial owner of any of the Common Stock, $.01 par value per share, of ANTEC Corporation.

ITEM 5.         Interest in Securities of the Issuer

        (e) On February 6, 1997, TSX Corporation, pursuant to the Plan of Merger among ANTEC Corporation, TSX Corporation, and TSX Acquisition Corporation, dated October 28, 1996, became a wholly-owned subsidiary of ANTEC Corporation, and ceased to be the beneficial owner of any of the Common Stock of ANTEC Corporation.














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                                  SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 13, 1997

                                        TSX CORPORATION


                                        By:/s/  VICTOR D. GHERSON
                                           ---------------------------------
                                           Victor D. Gherson, Vice President